Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and effective as of January 1, 2012 (the “Effective Date”), by and between American Restaurant Concepts, Inc. (“Company”), a Florida corporation, and Michael Rosenberger (the “Executive”).

BACKGROUND

WHEREAS, the Company and the Executive were parties to the certain Amended and Restated Employment, Non-Disclosure and Non-Competition Agreement dated January 1, 2010 (the “Original Employment Agreement”); and

WHEREAS, the Original Employment Agreement expired by it terms on December 31, 2011; and

WHEREAS, the Company and the Executive wish to enter into this Agreement to set forth the terms and conditions of Employee’s employment with the Company.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Employment Term.  This Agreement shall remain in force and effect for a term commencing on the Effective Date and expiring on the second (2nd) anniversary of such date (the “Initial Term”), unless earlier terminated in accordance with the provisions of Section 4 hereof.  Upon the expiration of the Initial Term, this Agreement will be renewed automatically for successive one-year periods (each, a “Renewal Term”), unless earlier terminated in accordance with the provisions of Section 4 or unless the Company gives written notice of non-renewal to the Executive at least 90 days prior to the date on which the Executive’s employment would otherwise end.  The Initial Term as renewed by any and all Renewal Terms is referred to herein as the “Employment Period.”

2.             Positions & Duties.  The Executive shall hold the positions of Chief Executive Officer, Chief Financial Officer and Secretary and shall have such responsibilities, duties and authority consistent with such positions at similarly-sized companies.  The Executive shall report to the Company’s Board of Directors and agrees to devote his best efforts, energies and skill to the faithful, competent and diligent discharge of the duties and responsibilities attributable to his position.  Notwithstanding the forgoing, the Company acknowledges and agrees that the Executive shall be permitted to engage in and pursue such contemporaneous activities and interests as the Executive may desire, for personal profit or otherwise.

3.             Compensation and Reimbursement.  Commencing on the Effective Date, the Executive shall be entitled to receive, for all services rendered to the Company under this Agreement, the compensation, benefits, reimbursement and other rights set forth in this Agreement.

(a)           Base Salary.  During the Employment Period, the Executive shall receive an annual base salary equal to $150,000 (the “Base Salary”).  The Executive’s annual base salary shall be payable in equal installments in accordance with the Company’s salary payment policies applicable to senior executives, but no less frequently than monthly.

(b)           Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in all incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs (including, as applicable, 401(k) plans, deferred compensation plans and pension plans), maintained by the Company for its executive officers.

(c)           Welfare Benefit Plans.  During the Employment Period, the Executive and his spouse and dependents shall be eligible to participate in all welfare benefit plans, practices, policies and programs (including, as applicable, medical, dental, disability, employee life insurance, group life insurance and accidental death and dismemberment insurance plans, benefits and programs) maintained by the Company for its executive officers.  Notwithstanding (but not in limitation of) the above, the Company shall provide comprehensive health insurance to the Executive and the Executive’s spouse and dependents at the Company’s expense during the Employment Period.  In the event the Company fails to comply with the terms of the preceding sentence, then, in addition to all other remedies available to the Executive hereunder, the Company shall reimburse the Executive for the cost of all premiums incurred by the Executive in obtaining such health insurance.

(d)           Expenses.  Subject to and in accordance with the Company’s policies and procedures and, upon presentation of itemized receipts, the Executive shall be reimbursed by the Company for all reasonable business costs and expenses incurred by the Executive on behalf of the Company during the Employment Period, including travel to and from the Company, hotel rooms, meals, entertainment and other related expenses, within 10 days of the date the Executive presents such itemized accounts to the Company for reimbursement.

(e)           Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.

(f)           Deductions from Compensation and Benefits.  The Company will withhold from all compensation and benefits payable to the Executive hereunder all federal, state, local income and employment taxes, and all other taxes and other amounts as are required by law or authorized by the Executive.

4.             Termination.

(a)           General.  This Agreement may be terminated by either the Executive or the Company at any time.  For the purposes of this Section 4, the “Company” shall include any individual or entity that beneficially owns, or may in the future beneficially own, more than 50% of the outstanding common stock of the Company and any entity that the Company beneficially owns, or may in the future beneficially own, more than 50% of such entity’s outstanding equity interests.

(b)           Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If, during the Employment Period, in the reasonable opinion of a licensed medical doctor practicing as a specialist in the area to which the alleged disability relates that was selected by the Company and approved by Executive (or his guardian), the costs of which shall be paid by the Company, the Executive, because of physical or mental illness or incapacity or disability, shall become unable to perform, with reasonable accommodation, substantially all of the duties and services required of him under this Agreement for a period of 180 consecutive business days during any 12-month period, the Company may terminate the Executive’s employment.  In the event a determination is made that such a disability exists and the Executive disagrees with the determination, the Executive may request a review of the determination by independent licensed medical specialists, the reasonable costs of which shall be paid by the Company.  If the licensed medical specialists are unable to reach a consensus that such a disability exists, then the Company and the Executive shall settle the dispute in accordance with the provisions of Section 10 hereof.  For avoidance of doubt, the date on which the notice period expires or, if later, a final, non-appealable determination is made that the Executive is disabled shall constitute the date of termination for purposes of this Section 4(b).

(c)           Termination by Employer for Cause. The Company may terminate this agreement for “Cause” or without “Cause” at any time during the Employment Period.  For the purposes of this Agreement, termination for “Cause” shall mean and be limited to the following conduct of the Executive during the Employment Period:

(i)           The willful and continuing breach of any material provision of this Agreement by the Executive that the Company can demonstrate had a material adverse effect on the Company (other than as a result of death, illness or disability) if not reasonably cured by the Executive within 30 days after receiving written notice thereof;

(ii)          The willful engagement in illegal or gross misconduct by the Executive against the Company that the Company can demonstrate had a material adverse effect on the Company; and

(iii)         The conviction of the Executive of, or plea of guilty or nolo contendere by the Executive to, a felony.

For the purposes of this Section 4(c), no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (ii) or (iii) above, and specifying the particulars thereof in detail.

(d)           Notice of Termination.  Any termination by the Company or Executive shall be communicated by Notice of Termination (as defined below) to the other party hereto after the expiration of all opportunities for cure.  For the purposes of this Agreement, a “Notice of Termination” means a written notice that: (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date.

5.             Obligations of the Company Upon Termination.

(a)           Voluntary Termination; Termination Without Cause.  If, during the Employment Period, the Executive’s employment is terminated by the Executive for any reason, or the Company terminates the Executive’s employment without Cause: (i) the Company shall be obligated to pay the Executive the Base Salary, unused vacation and reimbursable expenses accrued but unpaid as of the date of termination (collectively, the “Accrued Amount”) in a single lump sum within 30 days after the date of termination, (ii) the Executive shall be entitled to continue to receive the Base Salary for the remainder of the Employment Period, (iii) the Executive and his spouse and dependents, if any, shall be entitled to continue participating in all incentive, retirement, pension and welfare benefit plans described in Sections 3(b) and (c), respectively, in accordance with their terms, including all deferred compensation received from the Company and right to rollover all funds contributed to the Company’s 401(k) plan (collectively, the “Continuing Benefit Plans”), and in connection therewith, shall be entitled to continue receiving the benefits described in Section 3(c) for a period of 24 months after the date of termination, and (iv) the Executive and his spouse and dependents shall have all rights available under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to participation in the Company’s benefit plans with no lapse in coverage and, to the extent the Executive participates in the Company’s benefits plans under COBRA, the Company shall reimburse the Executive for all premiums paid by the Executive in connection therewith.

(b)           Termination for Cause.  If the Executive’s employment is terminated by the Company for Cause: (i) the Company shall be obligated to pay the Executive the Accrued Amount in a single lump sum within 30 days after the date of termination, and (ii) the Executive and his spouse and dependents shall have all rights available under COBRA with respect to participation in the Company’s benefit plans with no lapse in coverage.

(c)           Termination by Death.  In the event the Executive’s employment is terminated due to the Executive’s death during the Employment Period, the Accrued Amount owing to the Executive through the date of the Executive’s death shall be paid to his spouse or, if the Executive does not have a spouse, his estate.  Payment of the Accrued Amount shall be made to the Executive’s estate in a single lump sum within 30 days after the date of death.  Further, following the date of the Executive’s death, the Executive’s spouse and dependents, if any, shall be entitled to continue participating in the Continuing Benefit Plans and in connection therewith, shall be entitled to continue receiving the benefits described in Section 3(c) for a period of 24 months after the date of termination.  They shall also have all rights available under COBRA with respect to participation in the Company’s benefit plans with no lapse in coverage and, to the extent any of them participates in the Company’s benefits plans under COBRA, the Company shall reimburse the Executive’s estate for all premiums paid by the Executive in connection therewith.

(d)           Termination by Disability.  In the event the Executive’s employment is terminated due to Disability during the Employment Period, the Executive shall be entitled to receive the Accrued Amount owing to the Executive through the date of termination.  Payment of the Accrued Amount shall be made to the Executive in a single lump sum within 30 days after the date of termination.  Further, the Executive and his spouse and dependents, if any, shall be entitled to continue participating in the Continuing Benefit Plans and in connection therewith, shall be entitled to continue receiving the benefits described in Section 3(c) for a period of 24 months after the date of termination.  They shall also have all rights available under COBRA with respect to participation in the Company’s benefit plans with no lapse in coverage.  To the extent the Executive participates in the Company’s benefits plans under COBRA, the Company shall reimburse the Executive for all premiums paid by the Executive in connection therewith.

6.             Proprietary Rights.

(a)           Confidential Information.  The Executive understands that the execution of this Agreement by the Executive and the Company creates a relationship of trust and confidence between the Executive and the Company.  As a result, the Executive agrees that, during the period commencing on the Effective Date and ending on the date that is one (1) year after the date this Agreement is terminated, he will not use or disclose, or knowingly allow anyone else to use or disclose, any Confidential Information (as defined below) except as expressly permitted under this Agreement.  “Confidential Information” shall include, but not be limited to: (i) all financial, technical, commercial and other information concerning, among other things, the Company’s business, technologies, strategies, financial position, operations, assets, financial information and data, research and development plans, methods and data, scientific and technical data, manufacturing and production data, business development, marketing and sales plans and data, and the identities of, discussions with and the course of dealing with any of the Company’s actual or prospective collaborators, licensees, sublicensees, acquirors, acquirees, customers, contractors, vendors, suppliers or other third parties; (ii) all Company information consisting of research and development, patents, trademarks, trade secrets, copyrights and all other intellectual property, and any applications therefor, technical information, computer programs, software, methodologies, ideas, concepts, inventions, innovations, software tools, know-how, knowledge, know-how, designs, drawings, specifications, concepts, data, reports, processes, procedures, methods, techniques and documentation; (iii) all Company notes, analyses, compilations, forecasts, studies, interpretations and other documents furnished to or prepared by the Executive; and (iv) any other information not available to the general public, whether written or oral, that the Executive knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity (collectively, “Confidential Information”).  Neither the failure to mark any Confidential Information as confidential or proprietary nor the method by which Confidential Information is communicated to or received by the Executive (i.e., whether orally, electronically or in writing) shall affect its status as Confidential Information under the terms of this Agreement.

(b)           Permitted Disclosure.  Confidential Information does not include any information that: (i) is or becomes publicly available without a breach of this Agreement by the Executive, (ii) can be shown by documentation to have been known to the Executive at the time of its receipt from the Company, (iii) is received by the Executive from a third party that did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by the Executive without reference to any Confidential Information.  If the Executive is required to disclose Confidential Information by law or by an order or notice from a court or regulatory agency, the Executive shall: (i) promptly send a copy of the notice to the Company, (ii) cooperate with the Company if the Company wishes to object or condition such disclosure through a protective order or otherwise, (iii) limit the extent of such disclosure to the minimum required to comply with the notice, and (iv) seek confidential treatment (i.e., filing “under seal”) for that disclosure.

(c)           Non-Solicitation.  The Executive acknowledges that the Company’s relationships with its employees, consultants, contractors, collaborators and vendors are valuable business assets of the Company.  During the Employment Period and for a period of one (1) year thereafter, the Executive will not directly solicit: (i) any person who at the time of such inducement is an employee, officer or director of the Company, its affiliates or subsidiaries, to terminate such person’s employment or board membership with the Company, its affiliates or subsidiaries, or (ii) any strategic partners, collaborators, customers, suppliers, vendors, contractors or other parties, to terminate or reduce their relationship with the Company.

(d)           Return of Property.  The Executive acknowledges and agrees that all papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment and other materials, including copies and in whatever form, relating to the business of the Company that the Executive possesses or creates, whether or not confidential, are the sole and exclusive property of the Company and shall be considered Confidential Information.  Upon the termination of this Agreement for any reason whatsoever, the Executive agrees to end all further use and utilization of, and to immediately return to the Company, without limitation, all Confidential Information, all Company documents, files and other property, and all documents, files and other property of the Company’s customers, licensors, licensees, business partners and affiliates, provided to or obtained by the Executive pursuant to this Agreement.

(e)           Enforcement.

(i)            Scope. The Executive acknowledges and agrees that the type and periods of restrictions imposed in this Section 6 are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Company.  The Executive acknowledges and agrees that the compensation and benefits to be provided to him under this Agreement are provided, in part, as consideration for the covenants in this Section 6.

(ii)           Injunctive Relief.  The Executive acknowledges and agrees that the covenants set forth in Sections 6(a) & (b) are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of Confidential Information to competitors of the Company.  The Executive also agrees that the Company will be irreparably harmed and that money damages alone will be inadequate to compensate the Company if the Executive breaches Sections 6(a) or (b) of this Agreement.  Therefore, in the event of any such breach, the Executive agrees that, in addition to any other remedies available at law or in equity, the Company shall be entitled as a matter of right to seek specific performance and injunctive and other equitable relief in any court of competent jurisdiction to have the covenants, restrictions and agreements contained in Sections 6(a) & (b) specifically enforced without the need to post a bond or other security.  The provisions of this Section 6(e)(ii) shall survive the termination of this Agreement.

(iii)          Savings Clause.  In the event that any court of competent jurisdiction, tribunal, arbitration, or any governmental agency or determines that any provision contained in this Section 6 is overly broad with respect to scope, time or geographical coverage, the parties agree that such restriction(s) shall be modified and narrowed, either by a court, an arbitrator, or the Company, to the extent necessary to make the provision enforceable, and that such determination will not affect the enforceability of any other provision of this Agreement.

7.             Non-Disparagement.  During the Employment Period and for a period of 12 months thereafter, the Executive will not knowingly disparage, criticize or otherwise make any derogatory statements regarding the Company or its officers or directors, and the Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding the Executive.  The Company’s obligations under the preceding sentence shall be limited to statements made by the Company’s executive officers and directors.  Notwithstanding the above, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.

8.             Representations and Warranties of the Executive.  The Executive hereby represents and warrants to the Company as follows: (a) the Executive has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder, and (b) the execution and delivery of this Agreement by the Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which the Executive is a party or by which he is bound or subject.

9.             Indemnification.  The Company shall indemnify and hold harmless the Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorney fees)) incurred or paid by the Executive in connection with any actions, suits, proceedings, demands or claims arising out of or relating to the Executive’s performance of services as a director, officer or employee of the Company or any subsidiary thereof or in any other capacity, including any fiduciary capacity, to the fullest extent permitted by law and the Company’s articles of incorporation and bylaws.  Expenses incurred by the Executive in defending or investigating a threatened or pending action, suit, proceeding, demand or claims shall be paid by the Company in advance of the final disposition of such action, suit, proceeding, demand or claims upon receipt by the Company of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.  The Company’s obligations under this Section 9 shall survive the termination of this Agreement, regardless of the reason for termination, and shall inure to the benefit of his heirs, executors and administrators.  To the extent that the Company reduces the indemnity rights provided for under its articles of incorporation and/or bylaws after the Effective Date, the Company’s indemnity obligations hereunder shall be unaffected to the extent permitted by applicable law.

10.           Arbitration.  All disputes arising under this Agreement, other than actions to enforce the restrictions set forth in Sections 6(a) or (b) or as otherwise expressly stated in this Agreement, shall be subject to final and binding arbitration between the parties.  The arbitration will be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement and the outcome of the arbitration.  Each party will appoint one neutral arbitrator, and these two arbitrators so selected by the parties will then appoint the third arbitrator.  The arbitration shall be conducted at a mutually agreeable site located within Jacksonville, Florida.  All arbitration proceedings shall be conducted pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of the first notice of demand for arbitration, and all costs of any such arbitration proceedings shall be paid by the Company.

11.           Mitigation of Expenses. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

12.           Miscellaneous.

(a)           Entire Agreement.  This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereto (including the Original Employment Agreement), and no party shall be liable or bound to any other party in any manner by any warranties, representations, guarantees or covenants except as specifically set forth in this Agreement.  Neither party relied upon any representation or warranty, whether written or oral, made by the other party or any of his or its officers, directors, employees, agents or representatives, in making his or its decision to enter into this Agreement.

(b)           Amendment and Modification.  This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

(c)           Extensions and Waivers.  The parties hereto entitled to the benefits of a term or provision may: (i) extend the time for the performance of any of the obligations or other acts of the parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto; or (iii) waive compliance with any obligation, covenant, agreement or condition contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.  No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent or similar breach or default.

(d)           Survival. Notwithstanding any termination of this Agreement, the rights and obligations set forth in this Agreement shall survive the termination of this Agreement and remain in full force and effect in accordance with their respective terms.

(e)           Successors and Assigns.

(i)            The Executive may not assign his rights or delegate his obligations under this Agreement, other than by will or the laws of descent and distribution, without the prior written consent of the Company.  This Agreement shall be binding upon and inure to the benefit of the Executive, and all rights and benefits of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(ii)           This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(iii)          The Company will require any successor or assign of the Company to expressly assume and agree to perform, by written agreement in form and substance reasonably satisfactory to the Executive (a copy of which shall be delivered by such successor or assign to the Executive), this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  “Successors” and “assigns” of the Company shall include, without limitation, any company, individual, group, association, partnership, firm, venture or other entity or party acquiring, directly or indirectly, all, substantially all or a substantial portion of the business or assets of the Company, whether by merger, consolidation, purchase, lease or otherwise.  Any such successor or assign referred to in this paragraph shall thereafter be deemed “the Company” for the purpose hereof.  Any failure by the Company to comply with the provisions of this Section 12(e)(iii) will constitute a termination of the Executive’s employment by the Company without “Cause.”

(f)           Third-Party Beneficiaries.  Except as expressly provided herein, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person other than the parties hereto (or their respective successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.  Except as otherwise expressly provided herein, there are no intended third-party beneficiaries under or by reason of this Agreement.

(g)           Headings; Definitions.  The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.  All references to Sections contained herein mean Sections of this Agreement unless otherwise stated.  All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

(h)           Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is held to be unreasonable, invalid or unenforceable to any extent by any court, tribunal, governmental agency or other governmental body, then the parties agree, and hereby submit, to the reduction and limitation of such provision to such area or period of time as shall be deemed reasonable by such court, tribunal, governmental agency or other governmental body, and the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties hereto.

(i)            Notices.  All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, sent by reputable overnight courier service, postage prepaid, or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party and addressed as follows:

If to the Company:

American Restaurant Concepts, Inc.
12763 Clear Springs Drive
Jacksonville, FL 32225
Attn:  Board of Directors

If to the Executive:

To the address set forth on the Company’s books and records

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

(j)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  Any action arising out of or relating to any of the provisions of this Agreement may be brought and prosecuted only in the courts of, or located in, the State of Florida, and the parties hereto consent to the jurisdiction and venue of said courts.

(k)           Section 409A of the Code.  To the extent that Section 409A of the Code is applicable to this Agreement:

(i)          This Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, if the Company or the Executive determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including adopting amendments, policies and procedures with retroactive effect), or take any other actions that the Company and the Executive determine are necessary or appropriate to maintain to the maximum extent practicable the original intent of the applicable provision while avoiding the imposition of taxes under Section 409A of the Code, including without limitation, actions intended to: (A) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code, and/or (B) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.  Notwithstanding the above, in no event shall the Executive be required to forgo any compensation, benefits or other rights to which he is entitled hereunder.

(ii)         Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.  To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(iii)        Notwithstanding anything to the contrary in this Agreement: (A) the amount of expenses eligible for reimbursement during any taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement during any other taxable year of the Executive, (B) any expense reimbursement made under this Agreement shall be made promptly, but in no event later than the last day of the Executive’s taxable year immediately following the taxable year during which the expense is incurred, and (C) the Executive’s right to expense reimbursement under this Agreement shall not be subject to liquidation or exchange for another benefit.  For purposes of this Agreement, in-kind benefits and perquisites shall be treated in the same manner as expenses eligible for reimbursement.

(iv)  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 5 hereof, shall be paid to the Executive during the six-month period following the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if: (i) the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i)), and (ii) the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(l)            Counterparts.  This Agreement may be executed in two or more counterparts and delivered via facsimile or other electronic transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and attested by its duly authorized officers, and the Executive has set his hand, all as of the day and year first above written.

AMERICAN RESTAURNAT CONCEPTS, INC.

By:	/s/ Michael Rosenberger
Michael Rosenberger
Chief Executive Officer

EXECUTIVE

/s/ Michael Rosenberger
Michael Rosenberger

12